UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by the Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement.

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material under § 240.14a-12

SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 21, 2025 Beaver Hollow Wellness, LLC issued the following press release about a Buffalo Business First Article from April 16, 2025 that quotes Paul L. Snyder III, Chief Executive Officer of Beaver Hollow Wellness, LLC.

Strife at Servotronics

Buffalo Business First examines Paul Snyder’s campaign to reform the company

In a detailed feature story, Buffalo Business First reporter Lian Bunny takes an in-depth look at the high stakes proxy fight led by Paul Snyder III to gain control of the board of Servotronics, Inc. (NASDAQ: SVT). Snyder formally launched his campaign in early 2025 amid mounting concern over the company’s strategic direction and financial deterioration. In response, Servotronics recently announced it is exploring “strategic alternatives,” including a potential sale — a move Snyder warns would jeopardize the future of the company’s Elma, N.Y. manufacturing plant and eliminate more than 200 quality jobs.

“I’ve spent hundreds of thousands of dollars trying to get this board to exercise common sense,” Snyder told Business First. “It’s time they step aside and let a qualified team repair what they’ve broken.”

Business First said Servotronics declined to comment on Snyder’s initiative.

Turmoil at the Company: A Timeline of Missteps

The article revisits a series of critical events leading up to the proxy contest, beginning with the 2023 sale of Servotronics’ Ontario Knife Co. subsidiary. The transaction resulted in the loss of 35 jobs in Franklinville, N.Y., and a significant financial hit:

• A $3.16 million loss on the sale of assets

• A $1.22 million impairment charge on the subsidiary’s building

• $807,000 in divestiture-related costs, including employee severance and retention agreements

Snyder has been openly critical of what he calls irresponsible executive compensation amid ongoing losses.

• CEO William Farrell received $35,000 in stock awards in 2024 and a total of $85,000 in combined stock and incentive compensation in 2023.

• CFO Robert Fraass, who joined in spring 2023, received $20,000 in stock awards in 2024 and $90,000 total compensation in 2023.

• CTO James Takacs, formerly COO, received $12,000 in 2024 and $31,700 the previous year.

Former COO Harrison Kelly, who resigned in 2023, also weighed in:

“A sale would likely result in job losses in Western New York,” Kelly said. “I’m no longer with the company, but I am part of this community. I believe what Paul is doing is good for Servotronics — and for the region.”

Snyder’s Rebuttal to Company’s Proxy Filing

In response to Servotronics’ preliminary proxy statement dated April 11, 2025, Snyder sharply rebuts what he characterizes as “numerous factual misrepresentations and omissions.”

“The board’s proxy materials are designed to mislead shareholders and evade accountability,” Snyder said. “We are correcting the record to provide transparency for both investors and regulators.”

Key areas of dispute include:

• Mischaracterization of Strategic Intent

• Fabricated Allegations of a ‘Pledging Violation’

• False Claims of Affiliations with Kenneth Trbovich

• Omission of Details Regarding the S.A.V.E. Servotronics Plan

Snyder also details specific management failures, such as:

• Persistent financial underperformance and executive overcompensation

• Intransigence in shareholder engagement

• The Ontario Knife Co. sale debacle

• Documented loss of confidence from within the board itself

• The public resignation and criticism of former COO Harrison Kelly

“The S.A.V.E. Servotronics proposal represents a serious, actionable plan to restore financial health, rebuild trust, and drive long-term shareholder value,” Snyder stated. “We remain committed to delivering that change.”

Media Contact:

Kevin Keenan

Keenan Communications Group

716-481-6806

kevin@keenancommunicationsgroup.com

Investor Contact:

If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Email: BHW@allianceadvisors.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively, the “Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation (the “Company”).

THE GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.